EXHIBIT 99.1

ADDITIONAL INFORMATION

The name and present principal occupation or employment of each director and executive officer, and each person controlling, Mittleman Brothers, Master and MIM is set forth below.  The business address of each person named below is 188 Birch Hill Road, Locust Valley, New York 11560.  Each natural person named below is a citizen of the United States of America.  During the last five years, no person named below has been convicted in a criminal proceeding, or was a party to a civil proceeding, required to be disclosed herein.

Name	Title	Principal Occupation	Citizenship
Christopher P. Mittleman	Managing Partner/Chief Investment Officer	Managing Partner/Chief Investment Officer of MIM	United States
David J. Mittleman	Managing Partner/Chief Client Relationship Officer	Managing Partner/Chief Client Relationship Officer of MIM	United States
Philip C. Mittleman	Managing Partner/Chief Operating Officer/Chief Compliance Officer	Managing Partner/Chief Operating Officer/Chief Compliance Officer of MIM	United States